Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Atmos Energy Corporation for the registration of 2,200,000 shares of its common stock to be filed with the Securities and Exchange Commission pertaining to the 1998 Long-Term Incentive Plan of Atmos Energy Corporation of our reports dated November 12, 2010, with respect to the consolidated financial statements and schedule of Atmos Energy Corporation, Atmos Energy Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Atmos Energy Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas

October 28, 2011